FORM OF WARRANT AGREEMENT


         THIS STOCK WARRANT AGREEMENT (the "Agreement") is made and entered into as of this day of ----- ---------- ,1999, by and between HARTSVILLE COMMUNITY BANK, NATIONAL ASSOCIATION, (the "Bank"), and ("Warrant Holder").

                               W I T N E S S E T H

         WHEREAS, Warrant Holder has served as an organizer in the formation and establishment of the Bank and has committed to serve as a member of the initial Board of Directors of the Bank; and

         WHEREAS, Warrant Holder has purchased _____ shares of the Bank's common stock, $5.00 par value per share (the "Common Stock"), at a price per share of $10.00 per share; and

         WHEREAS, the Bank desires to provide Warrant Holder with the right to acquire 5,000 shares of Common Stock pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Warrant. Subject to the terms, restrictions, limitations and conditions stated herein, the Bank hereby grants to Warrant Holder the right (the "Warrant") to purchase all or any part of an aggregate of Five Thousand (5,000) shares of the Common Stock (the "Warrant Shares"), subject to adjustment in accordance with Section 7 hereof.

     2. Term.

               a. The term for the exercise of said Warrant will begin at 9:00 a.m., Eastern Time, on December 31, 1999, and will expire at 5:00 p.m., Eastern Time, on the earlier of December 31, 2009, or 90 days after Warrant Holder ceases to serve as a member of the Board of Directors of the Bank (the "Expiration Time"). The right to exercise the Warrants will vest with respect to one-third of the Warrant Shares on each of December 31, 1999, December 31, 2000, and December 31, 2001 (the "Vesting Dates"), so long as the Warrant Holder has served continuously as a member of the Board of Directors of the Bank from its opening until the respective Vesting Date.

               b. Notwithstanding any other provision of this Agreement, the Warrants shall expire on such earlier date as specified by the Bank, upon notice from the Office of the Comptroller of the Currency ("OCC") that all rights with respect to the Warrant Shares must be either exercised or forfeited by the Warrant Holder, as a result of a determination by the OCC that the capital of the Bank has fallen below the minimum requirements as determined by the OCC.

     3. Purchase Price. The price per share to be paid by Warrant Holder for the shares of Common Stock subject to this Warrant shall be $10.00, subject to adjustment as set forth in Section 6 hereof (such price, as adjusted, hereinafter called the `Purchase Price").

     4. Exercise of Warrant. The Warrant may be exercised by Warrant Holder by delivery to the Bank, at the address of the Bank set forth under Section 10(a) hereof or such other address as to which the Bank advises Warrant Holder pursuant to Section 10(a) hereof, of the following:

               a. Written notice of exercise specifying the number of shares of Common Stock with respect to which the Warrant is being exercised; and

               b. A cashier's or certified check payable to the Bank for the full amount of the aggregate Purchase Price for the number of shares as to which the Warrant is being exercised.

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

     5. Issuance of Shares. Upon receipt of the items set forth in Section 4, and subject to the terms hereof, the Bank shall cause to be delivered to Warrant Holder stock certificates for the number of shares specified in the notice of exercise, such share or shares to be registered under the name of Warrant Holder. Notwithstanding the foregoing, the Bank shall not be required to issue or deliver any certificate for shares of the Common Stock purchased upon exercise of the Warrant or any portion thereof prior to the fulfillment of the following conditions:

               a. The admission of such shares for listing on all stock exchanges on which the Common Stock is then listed;

               b. The completion of any registration or other qualification of such shares which the Bank shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body;

               c. The obtaining of any approval or other clearance from any federal or state governmental agency or body, which the Bank shall determine to be necessary or advisable; or

               d. The lapse of such reasonable period of time following the exercise of the Warrant as the Bank from time to time may establish for reasons of administrative convenience.

     The Bank shall have no obligation to obtain the fulfillment of these conditions; provided, however, Warrant Holder shall have one full calendar year after these conditions have been fulfilled to exercise his or her warrants granted herein, notwithstanding any other provision herein.

     6. Antidilution Etc.

               a. If, prior to the Expiration Time, the Bank shall subdivide its outstanding shares of Common Stock into a greater number of shares, or declare and pay a dividend of its Common Stock payable in additional shares of its Common Stock, the Purchase Price as then in effect shall be proportionately reduced, and the number of shares of Common Stock then subject to exercise under the Warrant (and not previously exercised) shall be proportionately increased.

               b. If, prior to the Expiration Time, the Bank shall combine its outstanding shares of the Common Stock into a smaller number of shares, the Purchase Price, as then in effect, shall be proportionately increased, and the number of shares of Common Stock then subject to exercise under the Warrant (and not previously exercised), shall be proportionately reduced.

     7. Reorganization, Reclassification, Consolidation or Merger. If, prior to the Expiration Time, there shall be any reorganization or reclassification of the Common Stock (other than a subdivision or combination of shares provided for in Section 6 hereof), or any consolidation or merger of the Bank with another entity, the Warrant Holder shall thereafter be entitled to receive, during the term hereof and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Bank or of the successor entity (or its parent company) resulting from such consolidation or merger, as the case may be, to which a holder of the Common Stock, deliverable under the exercise of this Warrant, would have been entitled upon such reorganization, reclassification, consolidation or merger; and in any case, appropriate adjustment (as determined by the Board of Directors of the Bank in its sole discretion) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Warrant Holder to the end that the provisions set forth herein (including the adjustment of the Purchase Price and the number of shares issuable upon the exercise of this Warrant) shall thereafter be applicable, as near as may reasonably be practicable, in relation to any shares or other property thereafter deliverable upon the exercise hereof.



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

     8. Notice of Adjustments.  Upon any adjustment provided for in Section 6 or
Section 7 hereof, the Bank, within thirty (30) days thereafter, shall give written notice thereof to the Warrant Holder at the address set forth under
Section 10(a) hereof or such other address as Warrant Holder may advise the Bank pursuant to Section 10(a) hereof, which notice shall state the Warrant Price as adjusted and the increased or decreased number of shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.

     9. Transfer and Assignment.

          a. This Warrant may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Warrant shall be null and void and without legal effect.

          b. Shares of Common Stock acquired by exercise of the Warrant granted hereby may not be transferred or sold unless the transfer is exempt from further regulatory approval or otherwise permissible under applicable law, including state and federal securities laws, and will bear a legend to this effect.

     10.  Miscellaneous.

          a. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile transmission, or if mailed, by postage prepaid first class mail, on the third business day after mailing, to the following address (or at such other address as a party may notify the other hereunder):

                  To the Bank:

                           Hartsville Community Bank, National Association 206 South Fifth Street
                           Hartsville, South Carolina 29550
                           Attention: Curtis A. Tyner, Sr.

                  To the Warrant Holder:

                           --------------------------------------

                           --------------------------------------

                           --------------------------------------

          b. The Bank covenants that it has reserved and will keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of Common Stock to permit the exercise hereof in full.

          c. No holder of this Warrant, as such, shall be entitled to vote or receive dividends with respect to the shares of Common Stock subject hereto or be deemed to be a shareholder of the Bank for any purpose until such Common Stock has been issued.

          d. This Warrant may be amended only by an instrument in writing executed by the party against whom enforcement of amendment is sought.

          e. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          f. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.



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

         IN WITNESS WHEREOF, the Bank has caused this Warrant to be signed by its duly authorized officers and its bank seal to be affixed hereto, and the Warrant Holder has executed this Warrant under seal, all as of the day and year first above written.



                                 HARTSVILLE COMMUNITY BANK, NATIONAL ASSOCIATION


                                 By:
                                    --------------------------------------------
                                    Curtis A. Tyner, Sr.
                                    President



                                  WARRANT HOLDER


                                                                          (SEAL)
                                  ----------------------------------------------



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